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                                   Exhibit 11

      Weighted Average Common Shares and Common Equivalents Outstanding

                       Computations of Earnings Per Share
                       ----------------------------------
                     (In thousands, except per share data)


                                              FOR THE THREE MONTHS ENDED
                                              --------------------------
                                                APRIL 30      APRIL 30
                                                  1995          1994
                                                  ----          ----
Primary earnings per share:

  Net income                                     $   29           340
                                                 ------         -----
  Shares:

  Weighted average common shares
    outstanding                                   3,793         3,799

  Add incremental shares arising from
    exercise of stock options                       107           121

  Less assumed buyback of shares with
    option proceeds                                (107)         (121)
                                                 ------         -----
  Weighted average number of common
    and common share equivalents                  3,793         3,799
                                                 ======         =====
  Primary earnings per share                     $ 0.01          0.09
                                                 ======         =====



  There are no other common stock equivalents so that primary and fully diluted earnings per share are equal.





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